Exhibit 99.1

Insignia Systems, Inc. Announces 2010 Non-GAAP Income of $2,773,000 on POPS Revenue of $27,231,000, and Approval of a Special Dividend and Stock Repurchase Plan

MINNEAPOLIS--(BUSINESS WIRE)--February 23, 2011--Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $7,281,000 for the fourth quarter ended December 31, 2010, a decrease of 17.9%, compared to net sales of $8,867,000 for the fourth quarter ended December 31, 2009. The net income for the fourth quarter of 2010 was $6,475,000, or $0.41 per basic share and $0.38 per diluted share, compared to $1,303,000, or $0.09 per basic share and $0.08 per diluted share, for the fourth quarter of 2009. The net income for the fourth quarter of 2010 included a tax benefit of $6,704,000 primarily related to the reversal of the valuation allowance against the deferred tax asset for the Company’s net operating losses which are expected to be fully utilized in 2011 against the taxable income generated from the proceeds received as part of the News America Marketing In-Store, LLC (“NAM”) settlement. The operating loss was $(230,000) for the fourth quarter of 2010 compared to operating income of $1,339,000 for the fourth quarter of 2009. Insignia Point-of-Purchase Services® (POPS) revenue for the fourth quarter of 2010 was $6,674,000, a decrease of 19.3% compared to fourth quarter 2009 POPS revenue of $8,265,000.

For the year ended December 31, 2010, net sales were $30,007,000, an increase of 4.3%, compared to net sales of $28,770,000 for the year ended December 31, 2009. Net income for the 2010 year was $7,626,000, or $0.49 per basic share and $0.45 per diluted share, compared to $3,716,000, or $0.25 per basic share and $0.23 per diluted share for the 2009 year. The net income for the year ended December 31, 2010, included the tax benefit of $6,704,000 primarily related to the reversal of the valuation allowance against the deferred tax asset for the Company’s net operating losses which are expected to be fully utilized in 2011 against the taxable income generated from the proceeds received as part of the News America Marketing In-Store, LLC (“NAM”) settlement. The operating income for 2010 was $905,000 compared to operating income of $3,745,000 for 2009. Operating income for 2009 included proceeds of $1,387,000 related to the settlement of a lawsuit against one of the Company’s insurers. Insignia POPS revenue for the 2010 year was $27,231,000, an increase of 2.1%, compared to POPS revenue of $26,666,000 for the 2009 year.

As previously announced by the Company, the amount paid by NAM to the Company in settlement of the lawsuit was $125,000,000, less a $4,000,000 payment related to the 10-year business arrangement. Litigation counsel for the Company received a contingent fee payment of $31,250,000, which resulted in a net cash payment to the Company of $89,750,000. By using the Company’s net operating loss carry forward, the total taxes are estimated to be approximately $29,750,000, resulting in net settlement proceeds after taxes of approximately $60,000,000.

Insignia also announced a series of actions approved by the Board of Directors at its meeting on February 22, 2011. First, the Board approved payment to the shareholders of a special dividend of $2.00 per share, to shareholders of record on April 1, 2011, with payment expected to be on May 2, 2011. Second, the Board also approved a Stock Repurchase Plan, authorizing the Company to repurchase up to $15,000,000 of the Company’s common stock from time to time on or before January 31, 2012, in accordance with SEC Rule 10b-18. Finally, the Board also approved a Performance Bonus Plan, providing for the payment of $3,987,500 to certain employees of the Company, to reward them for their diligent and persistent efforts during the ten plus years of litigation with NAM, which was settled on February 9, 2011, resulting in the payment to the Company by NAM of $125,000,000 in settlement proceeds. The total bonus amount is equal to five percent of the gross settlement proceeds in excess of $10,000,000, minus contingent attorney’s fees and the $4,000,000 payment to NAM in connection with the new business arrangement.

CEO Scott Drill commented, “Clearly, the most significant development in our business is the February 9th settlement of our litigation with NAM. The combination of the cash infusion and our new 10-year business arrangement positions us well for future growth. Both Insignia and NAM are working diligently to finalize our definitive agreement. If the parties cannot reach agreement, the Magistrate Judge of the U.S. District Court, District of Minnesota, will resolve any remaining issues. This agreement is expected to promote more competition in the in-store advertising market and give CPGs increased access to at-shelf signs. We also believe that payment of the special dividend and authorization of the Stock Repurchase Plan will provide an effective means for the Company to return part of the settlement to the shareholders, but retain sufficient funds for the Company to grow its business.”

Mr. Drill continued, “Fourth quarter 2010 legal expense was $704,000 versus $529,000 in the fourth quarter of 2009. Legal expense for the 2010 year was $2,081,000 versus $1,838,000 in 2009. Cash, cash equivalents and short-term investments at December 31, 2010, were $13,696,000, up from $13,197,000 on December 31, 2009.”

Non-GAAP versus GAAP Financial Statements

To supplement the Company’s financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance. These non-GAAP measures include:

  net income before insurance settlement proceeds,
  net income before insurance settlement proceeds and News America related legal fee expense, and net income before insurance settlement proceeds, News America related legal fee expense and tax benefit.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income	$6,475,000	$1,303,000	$7,626,000	$3,716,000
Adjustment:
Insurance settlement proceeds	–	–	–	(1,387,000)

Non-GAAP net income before
insurance settlement proceeds	6,475,000	1,303,000	7,626,000	2,329,000

Adjustment:
News America related legal expense	663,000	499,000	1,851,000	1,753,000

Non-GAAP net income before
insurance settlement proceeds and News
America related legal expense	7,138,000	1,802,000	9,477,000	4,082,000

Adjustment:
Tax benefit	(6,704,000)	–	(6,704,000)	–

Non-GAAP net income before insurance
settlement proceeds, News America
related legal expense and tax benefit	$434,000	$1,802,000	$2,773,000	$4,082,000

Conference Call

The Company will host a conference call today, February 23, at 4:00 p.m. Central Time. To access the live call, dial 877-268-1608. The Conference ID is 36165764. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until March 2, 2011. To access the replay, dial 800-642-1687 and reference Conference ID 36165764.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with 9,600 chain retail supermarkets and drug stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Sales	$7,281,000	$8,867,000	$30,007,000	$28,770,000
Cost of Sales	3,860,000	3,906,000	14,836,000	13,429,000
Gross Profit	3,421,000	4,961,000	15,171,000	15,341,000
Operating Expenses:
Selling	1,703,000	1,838,000	7,082,000	6,632,000
Marketing	400,000	415,000	1,635,000	1,540,000
General & Administrative	1,548,000	1,369,000	5,549,000	4,811,000
General & Administrative
(Insurance settlement proceeds)	–	–	–	(1,387,000)
Operating Expense	3,651,000	3,622,000	14,266,000	11,596,000

Operating Income (Loss)	(230,000)	1,339,000	905,000	3,745,000
Other Income, net	1,000	17,000	17,000	86,000

Income (Loss) before Taxes	(229,000)	1,356,000	922,000	3,831,000
Income Tax Benefit (Expense)	6,704,000	(53,000)	6,704,000	(115,000)

Net Income	$6,475,000	$1,303,000	$7,626,000	$3,716,000

Net Income per Share
Basic	$0.41	$0.09	$0.49	$0.25
Diluted	$0.38	$0.08	$0.45	$0.23

Shares used in calculation of
net income per share:
Basic	15,847,000	15,164,000	15,589,000	15,139,000
Diluted	17,095,000	16,385,000	16,925,000	15,846,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$13,196,000	$8,797,000
Short-term investments	500,000	4,400,000
Working capital	12,505,000	10,716,000
Total assets	25,631,000	17,839,000
Total liabilities	5,343,000	6,154,000
Shareholders’ equity	20,288,000	11,685,000

CONTACT:
Insignia Systems, Inc.
Scott Drill, President and CEO
763-392-6200; 800-874-4648